UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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CAMBRIA ETF TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Starting on July 10, 2018, the following recorded message will be delivered telephonically to shareholders of Cambria Shareholder Yield ETF, Cambria Global Value ETF, Cambria Value and Momentum ETF, Cambria Global Asset Allocation ETF, and Cambria Tail Risk ETF who have not previously submitted their proxy votes with respect to such Funds’ shareholder meeting, which was scheduled to be held on June 22, 2018 and subsequently adjourned until July 20, 2018.

Hi! This is Meb Faber, CIO and portfolio manager of your Cambria funds. Please give me just two minutes of your time to listen to this message about the proxy campaign for one or more of your Cambria funds, in which you’re invested.

As you might know, our co-founder and my close friend, Eric Richardson, passed away earlier this year. US securities law require the shareholders to approve a new advisory agreement for our funds. We need your help in participating in the associated proxy voting campaign that’s running only until July 20th. Please cast your vote on or before the morning of July 20th.

To cast your vote, please call 866-200-5124, or at any point during this message, you can press the number 1 to be transferred to a Computershare representative who will record your vote.

It would mean a great deal if you could take approximately three minutes to call the proxy voting call center at 866-200-5124 and cast your vote. You only need to provide basic information like your phone number, last name, and zip code.

The call center is open from 9 am to 11 pm Eastern standard time, Monday through Friday; and 12 noon to 6 pm Eastern standard time, Saturday and Sunday. Alternatively, you can press the number 1 now, and be transferred to the US-based call center, where someone will record your vote.

Please know that I am not telling you how you should vote. I am simply requesting you to participate in this very important exercise. Your vote, however cast, will help us keep these funds open. Once again, that number is 866-200-5124.

Thank you so much for your support. Good investing!